Putnam Short Duration Income Fund, July 31, 2013, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1

Class A			3,131
Class B		  	    1
Class C		    	    6
Class M			    3

72DD2

Class R		         1
Class R5			    -
Class R6			    1
Class Y		    	  380

73A1

Class A			0.0578
Class B			0.0178
Class C	      	0.0177
Class M			0.0527

73A2

Class R	      	0.0176
Class R5		 	0.0679
Class R6			0.0678
Class Y			0.0679


74U1

Class A		    100,263
Class B			    33
Class C			   628
Class M			   126

74U2

Class R			   117
Class R5			     1
Class R6			   23
Class Y		    13,561

74V1

Class A			10.03
Class B			10.02
Class C			10.02
Class M             10.02

74V2

Class R			10.02
Class R5			10.04
Class R6			10.04
Class Y			10.04

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.